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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
 October 24, 2001

THE WALT DISNEY COMPANY
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

DELAWARE	1-11605	95-4545390
(STATE OF JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)
500 South Buena Vista Street, Burbank, California	91521
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

(818) 560-1000
(REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

Not applicable
(FORMER NAME OR ADDRESS, IF CHANGED SINCE LAST REPORT)

Item 5. Other Events and Regulation FD Disclosure.

    (a) Acquisition of Fox Family Worldwide, Inc. On October 24, 2001, the Registrant issued a press release announcing that it had completed its previously announced acquisition (the "Acquisition") of Fox Family Worldwide, Inc. ("FFWW") for a final purchase price of $5.2 billion, including approximately $2.9 billion in cash and the assumption of $2.3 billion of FFWW obligations. The Registrant's press release is attached as Exhibit 99 and incorporated herein by reference.

    (b) Rating Agency Announcements. On October 24, 2001, Moody's Investor Service ("Moody's") issued a press release announcing that it had upgraded FFWW's senior unsecured notes due in 2007 to Baa1 from B1 following completion of the Acquisition, and withdrawn the Ba2 senior secured rating on the bank credit facility of FCN Holding, Inc., a subsidiary of FFWW, as all outstanding debt under the facility was repaid at the close of the Acquisition.

    Moody's also announced that it had changed the outlook on the Registrant's A3 rating (senior unsecured) and ABC Inc.'s and Disney Enterprises, Inc.'s A2 rating (senior unsecured) to negative from stable.

    In addition, on October 24, 2001, Standard & Poor's issued a press release announcing that it had raised FFWW's corporate credit rating from BB-to A- and its senior unsecured debt rating from B to A- and removed both ratings from CreditWatch, with a negative outlook, following completion of the Acquisition.

    As a result of the ratings upgrades by Moody's and Standard & Poor's, Section 10.20 of each of the indentures, dated as of October 28, 1997, governing the Registrant's 9 1/4% Senior Notes due 2007 and 10 1/4% Senior Discount Notes due 2007 provides that certain covenants of the Registrant under the respective indentures no longer apply. The affected covenants include those set forth in Sections 10.4 ("Existence"), 10.5 ("Maintenance of Properties"), 10.6 ("Payment of Taxes and Other Claims"), 10.7 ("Maintenance of Insurance"), 10.8 ("Limitation on Indebtedness"), 10.9 ("Limitation on Restricted Payments"), 10.10 ("Limitation on Preferred Stock of Restricted Subsidiaries"), 10.11 ("Limitation on Transactions with Affiliates"), 10.14 ("Disposition of Proceeds of Asset Sales"), 10.15 ("Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries"), 10.16 ("Limitations on Sale-Leaseback Transactions") and 10.17 ("Limitations on Designation of Unrestricted Subsidiaries").

Item 7. Financial Statements and Exhibits.

    (c) Exhibits.

Exhibit 99	Press release of the Registrant dated October 24, 2001.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WALT DISNEY COMPANY
	By:	/s/ DAVID K. THOMPSON Senior Vice President Assistant General Counsel
Dated: October 30, 2001

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